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                                                                 EXHIBIT 99.29


                             CONSULTING AGREEMENT                    PAGE 1 of 7
                                   BETWEEN
                     VITAFORT INTERNATIONAL CORPORATION
                                     AND
                                 CHRIS FURIE

                              TABLE OF CONTENTS

PARAGRAPH NO.                                                      PAGE NO.
-------------                                                      --------
     1              Engagement by Consultant                          2

     2              Term                                              2

     3              Compensation                                      2

     4              Independent Contractor                            3

     5              Assignment                                        3

     6              Non-Competition                                   3

     7              Confidentiality                                   4

     8              Termination                                       4

     9              Disclaimer of Responsibility for Acts of Company  5

     10             General Provisions                                5
          10.1           Governing Law and Jurisdiction               5
          10.2           Attorneys Fees                               5
          10.3           Complete Agreement                           5
          10.4           Binding                                      6
          10.5           Notices                                      6
          10.6           Unenforceable  Terms                         6
          10.7           Execution in Counterparts                    6
          10.8           Further Assurance                            7
          10.9           Incorporation by Reference                   7
          10.10          Miscellaneous  provisions                    7


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                             CONSULTING AGREEMENT                    PAGE 2 Of 7

THIS CONSULTING AGREEMENT ("Agreement"), is made and entered into on this 2nd day of November, 1995 ("Effective Date") by and between Vitafort
International Corporation, a Delaware corporation ("Company") and CHRIS FURIE ("Consultant").


RECITALS

Company desires to engage Consultant to perform certain consulting services for it and Consultant desires, subject to the terms and conditions of this Agreement, to perform consulting services for the Company.

THEREFORE, IN CONSIDERATION OF THE MUTUAL PROMISES AND UNDERTAKINGS HEREIN CONTAINED AND FOR OTHER GOOD AND MUTUAL CONSIDERATION, THE RECEIPT AND SUFFICIENCY WHICH IS HEREBY ACKNOWLEDGED, THE PARTIES HERETO AGREE AS FOLLOWS:

1.   ENGAGEMENT BY CONSULTANT.

Company hereby engages Consultant and Consultant hereby agrees to hold himself available to render, and to render at the request of the Company, independent advisory and consulting services for the Company to the best of his ability, upon the terms and conditions hereinafter set forth. Such consulting services shall include, but not be limited to, consulting advice and performance of services with respect to securing and improving sales, gross margin, effective distribution, and customer relations. In connection with the foregoing, the Company shall provide Consultant with copies of all public information about the Company and its operations, as Consultant may reasonably request.

2.   TERM.

This Agreement shall expire January 30, 1995, unless terminated or extended in accordance with provisions of this Agreement.

3.   COMPENSATION.


  3.1) The Company agrees to reimburse all reasonable pre-approved out-of-pocket costs directly related to those services.


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                             CONSULTING AGREEMENT                    PAGE 3 OF 7

  3.2) Upon execution of this agreement, and subject to the approval of the Company's Board of Directors, as minimum compensation for all services rendered by Consultant under this Agreement, the Company shall issue to Consultant 75,000 shares ("Common Shares") of the Company's common stock, which will vest ratably by month (25,000 shares per month). Additionally, the Company will grant a two-year option to purchase 25,000 shares at market price on the date hereof, which will vest ratably upon achieving significant sales as a direct result of Consultant's efforts. Consultant understands that determination of vesting level will be made soley at the discretion of Company management, and vesting is not certain. The Company represents to Consultant that it will include the shares issued, and shares underlying the option in the next registration statement for the Common Shares on Form S-8, S-3, or comparable form. All expenses of registration and qualification incurred in connection with a registration of the Shares shall be borne by the Company except that the holder of the Shares shall bear the fees and expenses of own counsel, if any.

4.   INDEPENDENT CONTRACTOR.

It is expressly agreed that Consultant is acting as an independent contractor in performing his services hereunder, and this Agreement is not intended to, nor does it create, an employer-employee relationship nor shall it be construed as creating any joint venture or partnership between the Company and Consultant. Consultant shall be responsible for all applicable federal, state and other taxes related to Consultant's consulting fee and Company shall not withhold or pay any such taxes on behalf of Consultant, including without limitation social security, federal, state and other local income taxes. Since Consultant is acting solely as an independent contractor under this Agreement, Consultant shall not be entitled to insurance or other benefits normally provided by Company to its employees.

5.   ASSIGNMENT.

This Agreement is a personal one being entered into in reliance upon and in consideration of the singular personal skill and qualifications of
Consultant.     Consultant  shall  not voluntarily, or by operation of law assign or otherwise transfer the obligations incurred on his part pursuant to terms of this Agreement without the prior written consent of the Company. Any attempt at assignment or transfer by Consultant of his obligations hereunder, without such consent, shall be null and void.

6.   NON-COMPETITION.

Consultant agrees that during the Term he shall not, directly or indirectly (whether for compensation or otherwise), alone or as an agent, principal, partner, officer, employee, trustee, director, shareholder, consultant or in any other capacity own, manage, operate, join, control or participate in The ownership, management, operation or control of, or furnish any capital to, or be connected in any manner with, or provide any services as a consultant for any business which has any activities or products directly competitive with the activities and products of the Company.

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                             CONSULTING AGREEMENT                    Page 4 of 7

7.   CONFIDENTIALITY

Consultant recognizes that during the course of Consultant's activities on behalf of the Company, he will accumulate certain proprietary and confidential information and trade secrets used in the Company's business and will have divulged to him certain confidential and proprietary information and trade secrets about the business, operations and prospects of the Company, which constitute valuable business assets of the Company. Consultant hereby acknowledges and agrees that such information ("Proprietary Information") is confidential and proprietary and constitutes trade secrets and that the Proprietary Information belongs to the Company and not to Consultant. Consultant agrees, to the extent not prohibited by law, that he shall not, at any time subsequent to the execution of this Agreement, whether during or after the Term, disclose, divulge or make known, directly or indirectly, to any person, or otherwise use or exploit in any manner any Proprietary Information obtained by Consultant under this Agreement, except in connection with and to the extent required by his performance of his duties hereunder for the Company.
Upon termination of this Agreement Consultant shall deliver to Company all tangible displays and repositories of Proprietary Information.

8.   TERMINATION

This Agreement My be terminated on the occurrence of any one of the following events:

  8.1 The expiration of the Term hereof;

  8.2 The mutual agreement of the parties;

  8.3 At the Company's option, on the last day of the month in which Consultant dies or becomes permanently incapacitated. 'Permanent incapacity' as used herein shall mean mental or physical incapacity, or both, reasonably determined by the Company's Board of Directors based upon a certification of such incapacity by, in the discretion of the Company's Board of Directors, either Consultant's regularly attending physician or a duly licensed physician selected by the company's Board of Directors, rendering Consultant unable to perform substantially all of his duties hereunder and which appears reasonably certain to continue for at least six consecutive months without substantial improvement. Consultant shall be deemed to have 'become permanently incapacitated' on the date the Company's Board of Directors has determined That Consultant is permanently incapacitated and so notifies Consultant;

  8.4 By the Company 'with cause," effective upon delivery of written notice to Consultant given at any time (without any necessity for prior notice) if any of the following shall occur:

     (a) a material breach of This Agreement by Consultant, which breach has not been cured within thirty (30) days after a written demand for such performance is delivered to Consultant by the Company that specifically identifies the manner in which The Company believes That Consultant has breached this Agreement;


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                             CONSULTING AGREEMENT                    PAGE 5 OF 7

     (b) any material acts or events which inhibit Consultant from fully performing his responsibilities to the Company in good faith, such as (i) a felony criminal conviction; (ii) any other criminal conviction involving Consultant's lack of honesty or Consultant's moral turpitude; (iii) drug or alcohol abuse; or (iv) acts of dishonesty, gross carelessness or gross misconduct.

  8.5     Upon thirty days written notice from one party to the other.

9.   DISCLAIMER OF RESPONSIBILITY FOR ACTS OF COMPANY.

The obligations of the Consultant described in this Agreement consist solely of the furnishing of information and advice to the Company. In no event shall Consultant be required by this Agreement to act as the agent of the Company or otherwise to represent or make decisions for the Company. All final decisions with respect to acts of the Company or its affiliates, whether or not made pursuant to or in reliance on information or advice furnished by Consultant hereunder, shall be those of the Company or such affiliates and Consultant shall under no circumstances be liable for any expenses incurred or loss suffered by Company as a consequence of such decisions.

10.  GENERAL PROVISIONS.

  10.1    GOVERNING LAW AND JURISDICTION.     This Agreement shall be governed
          by and interpreted in accordance with The laws of the State of California. Each of the Parties hereto consents to such jurisdiction for the enforcement of this Agreement and matters pertaining to the transaction and activities contemplated hereby.

  10.2    ATTORNEYS' FEES.   In the event a dispute arises with respect to this
          Agreement, the party prevailing in such dispute shall be entitled to recover all expenses, including, without limitation, reasonable attorneys' fees and expenses incurred in ascertaining such party's rights, in preparing to enforce or in enforcing such party's rights under this Agreement, whether or not it was necessary for such party to institute suit.

  10.3 COMPLETE AGREEMENT. This Agreement supersedes any and all of Tha other agreements, either oral or in writing, between the Parties with respect to the subject matter hereof and contains all of The covenants and agreements between the Parties with respect to such subject matter in any manner whatsoever. Each Party to This
          Agreement acknowledges that no representations, inducements, promises or agreements, oral or otherwise, have been made by any Party, or anyone herein, and that no other agreement, statement or promise not contained in this Agreement shall be valid or binding. This Agreement may be changed or amended only by an amendment in writing signed by all of the Parties or their respective successors-in-interest.


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                             CONSULTING AGREEMENT                   PAGE 6 OF 7

  10.4 BINDING. This Agreement shall be binding upon and inure to the benefit of the successors-in-interest, assigns and personal representatives of the respective Parties, except that this Agreement may not be assigned by Consultant without the prior written consent of the Company.

  10.2    NOTICES.   All notices and other communications provided for or
          permitted hereunder shall be made by hand delivery, first class mail, telex or telecopied, addressed as follows:

             PARTY:

             Company Vitafort International Corporation 1800 Avenue of the Stars, Suite 480 Los Angeles, CA 90067
                                      Attn:  Mark Beychok, President
                                      Telecopier No:  (310) 556-1227

             Consultant               Chris Furie
                                      8665 Burton Way, Unit 508
                                      Los Angeles, CA  90048

          All such notices and communications shall be deemed to have been
          duly given:   when delivered by hand, if personally delivered;
          five (5) business days after deposit in any "United States Post Office in the continental United States, postage prepaid, if mailed; when answered back, if telexed; and when receipt is acknowledged or confirmed, if telecopied.

  10.6    UNENFORCEABLE TERMS.     Any provision hereofprohibited  by  law  or
          unenforceable under the law of any jurisdiction in which such provision is applicable shall as to such jurisdiction only be ineffective without affecting any other provision of this Agreement. To the full extent, however, that such applicable law way be waived to the end that this Agreement be deemed to be a valid and binding agreement enforceable in accordance with its terms, the Parties hereto hereby waive such applicable law knowingly and understanding the effect of such waiver.

  10.7 EXECUTION IN COUNTERPARTS. This Agreement may be executed in several counterparts and when so executed shall constitute one agreement
          binding  on  all  the   Parties, notwithstanding that all the Parties
          are not signatory to the original and same counterpart.


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                             CONSULTING AGREEMENT                    PAGE 7 OF 7

  10.8    FURTHER ASSURANCE.   From time to time each Party will execute and
          deliver such further instruments and will take such other action as any other Party may reasonable request in order to discharge and perform their obligations and agreements hereunder and to give effect to the intentions expressed in this Agreement.

  10.9    INCORPORATION BV REFERENCE.   All exhibits referred to 'in this
          Agreement are incorporated herein in their entirety by such reference.

  10.10   MISCELLANEOUS  PROVISIONS.    The  various headings and numbers herein
          and the grouping of provisions of this Agreement into separate articles and paragraphs are for the purpose of convenience only and shall not be considered a party hereof. The language in all parts of this agreement shall in all cases by construed in accordance with its fair meaning as if repared by all Parties to the Agreement and not strictly for or against any of the Parties.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year first above written.


"COMPANY"                          "CONSULTANT"

VITAFORT  INTERNATIONAL CORPORATION
A Delaware Corporation



By:   /s/ MARK BEYCHOK                        /s/ CHRIS FURIE
    -------------------------------      -----------------------------------
        Mark Beychok, President                    CHRIS FURIE